CONSENT OF AUTHOR

Qingping Deng, Ph.D., C.P.Geol.
Qingping Deng & Company (USA), Inc.
600 Seventeenth Street, Suite 2100 South
Denver, CO 80202 USA
Phone: 303-620-0020
Fax: 303-620-0024
Email: deng@dolbear.com

US Securities and Exchange Commission:

“I consent to the statements attributed to me respecting the technical report entitled “Technical Report on the Campo Morado Property, Revised Update on Exploration, Resources and Metallurgical Activities on the G-9 Deposit, Guerrero State, Mexico” by Ross Banner, David Gaunt, Daniel Kilby, Peter Taggart, Qingping Deng and David Dreisinger, dated December 13, 2006, included in the Annual Report on Form 20-F dated January 15, 2008 and filed by Farallon Resources Ltd. with the United States Securities and Exchange Commission."

I do hereby consent to the filing with the regulatory authorities.

Dated this 14th day of January, 2008

/s/ Q. Deng

 ________________________________
Qingping Deng, Ph.D., C.P.Geol.
Qingping Deng & Company (USA), Inc.